UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
September 1, 2009
(Date of earliest event reported)

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 North Canal St.
Natchez, Mississippi  39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2009, the Compensation Committee of the Board of Directors of Callon Petroleum Company approved the amendment of Section 6.2 of the Callon Petroleum Company 1996 Stock Incentive Plan to provide for the assignability of certain awards under the Plan.  Section 6.2 was amended in its entirety as follows:

“Section 6.2. Non-Assignability. Unless otherwise provided by the Plan Administrator, Stock Options and Performance Shares may be transferred by gift or domestic relations order by a participant to (i) a spouse (or former spouse), child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, or sister-in-law of the Participant (“Family Members”), (ii) a trust or trusts in which Family Members have more than fifty-percent of the beneficial interest, (iii) a foundation in which Family Members (or the participant) own more than fifty percent of the voting interests.  A transfer of a Stock Option or Performance Share must be made without value, provided that, a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the participant) in exchange for an interest in the entity is considered to be made without value.  Subsequent transfers of transferred Stock Options and Performance Shares shall be prohibited except those by will or the laws of descent and distribution.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company

September 1, 2009	By:	/s/ B. F. Weatherly
B.F. Weatherly
Executive Vice President and
Chief Financial Officer